Exhibit 21.1

Company Name:	Jurisdiction
China XD Plastic Company Limited	Nevada, United States of America
Favor Sea Limited	British Virgin Islands
Xinda Holding (HK) Company Limited	Hong Kong
Xinda Holding (HK) US Sub Inc	New York, United States of America
Xinda (HK) Trading Company Limited	Hong Kong
Xinda (HK) International Trading Company Limited	Hong Kong
Al Composites Materials FZE	United Arab Emirates
Heilongjiang Xinda Enterprise Group Company Limited	People’s Republic of China
Heilongjiang Xinda Investment Company Limited	People’s Republic of China
Heilongjiang Xinda Composite Materials Company Limited	People’s Republic of China
Harbin Xinda Plastics New Material Company Limited	People’s Republic of China
Sichuan Xinda Enterprise Group Company Limited	People’s Republic of China
Heilongjiang Xinda Enterprise Group Technology Center Company Limited	People’s Republic of China
Heilongjiang Xinda Software Development Company Limited	People’s Republic of China
Heilongjiang Xinda Enterprise Group Meiyuan Training Center Company Limited	People’s Republic of China
Heilongjiang Xinda Enterprise Group Macromolecule Materials Research Center Company Limited	People’s Republic of China
Sichuan Xinda Enterprise Group Meiyuan Training Center Company Limited	People’s Republic of China
Sichuan Xinda Enterprise Group Software Development Company Limited	People’s Republic of China
Sichuan Xinda Enterprise Group Sales Company Limited	People’s Republic of China
Nanchong Xinda Composite Materials Company Limited	People’s Republic of China
Heilongjiang Meiyuan Tennis Club Company Limited	People’s Republic of China

*This list of subsidiaries corrected the names of certain entities in prior years due to translation from Chinese to English.